Exhibit 99.2

Second Quarter 2016 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s second quarter 2016 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.
Earnings Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET today to discuss results. Participants may access the earnings conference call by dialing +1 (877) 359-9508 or internationally +1 (224) 357-2393. The passcode is 46433469. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 4, 2016 and in our Quarterly Report for the quarter ended March 31, 2016, filed with the U.S. Securities and Exchange Commission on May 5, 2016. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.
Prepared Remarks
George Sakellaris - CEO
In the second quarter, we continued to build on our solid start to the year. Revenue was up 6.6%, gross margin was stable, and we again kept operating expenses under control. This resulted in flat net income and a 15% improvement in Adjusted EBITDA.

Because our results are often lumpy, we also measure our progress by the year-to-date performance. This can smooth out timing differences and other fluctuations that we believe do not completely reflect our long-term performance. Year to date, our revenue is up 10.6%, net income is $3 million - up $5.2 million against a loss of $2.2 million last year - and adjusted EBITDA is up 29.9%.

This quarter was outstanding in terms of selling activity, so I want to discuss that first. We have been investing heavily to create the business development infrastructure necessary to accelerate pipeline build. This effort is a key element of the four-point strategy we are executing this year to drive growth, and we are seeing immediate results. Demand has been building steadily in our core project business. New award and signed contract activity this quarter extended that trend.

Awarded backlog was up 18%, contracted backlog up 9%, and total backlog up 16% year over year to $1.6 billion. We had over $270 million of new awards, an amount that was 43% higher than the new awards we booked in the second quarter of 2015. That was our best performance since the third quarter of 2012. We converted $188 million of awards into contracts, an amount that was 67% higher than our conversions at this time last year. So in terms of being awarded new business, and then converting it to contracted work, we are performing quite well. We expect to see the revenue impact in 2017 and beyond.

The new award performance was driven by Federal and the eastern U.S., each of which was awarded approximately $100 million of new projects. Three projects in particular drove Federal awards: one, a project for Veteran’s Affairs; two, a project for the Navy, and three, we were able to increase scope on an existing awarded prison project that went to contract in July. Based on our Federal Group’s outstanding selling efforts, we now have at least three years of revenue visibility for this business.

In the eastern U.S., we increased our awarded backlog by over 40% from Q1 -- an increase of $83 million, to $280 million. That is a net number of course. Our gross new awards in the eastern U.S. were $106 million. The $106 million was driven by a $20 million urban community college project, as well as winning phase 2 work at the large northeastern city housing authority we mentioned last quarter. In general, housing is an active market for us. In addition to this very large project, we have identified other housing opportunities. Efficiency upgrades solve a real problem for housing authorities, namely how to upgrade aging housing stock at low cost. Our upgrades are a self-funding mechanism that results in refreshed homes that operate less expensively and in a more environmentally friendly manner.

I should point out that the Federal and eastern U.S. were not alone in doing an excellent job of driving business. Around the country, the majority of regions grew their awarded backlog by double digits. The U.S. overall grew awarded backlog by 28% during the quarter. We are encouraged that these results reflect effort being undertaken to achieve greater penetration in areas of the country in which we are under-represented, especially the Southwest. This effort is another of the four elements of our growth strategy for this year.

The pipeline starts with awards, of course, but we make an equally intense effort to convert them into contracts…and during the quarter, we performed well. Our net contracted backlog increased over 20% sequentially.

The biggest contributor to this growth was the Federal group, which doubled its contracted backlog. The surge in conversions came from two large awarded projects that were part of the GSA National Deep Energy Retrofit program. We believe that we can deliver excellent results under that program. For example, as part of this program, the GSA is partnering with Ameresco to upgrade four federal buildings in DC, including the EPA headquarters. The project is designed to reduce electricity consumption by 40% and water consumption by over 50%. The Deep Retrofit program is intended to be quite large and will stretch out over many years. We look forward to more bid opportunities under this program.

Of course, the Federal group was not the only one to grow its contracted backlog. The U.S. regions grew contracted backlog 2% during the quarter, with two regions in particular posting substantial percentage gains.

As you can see, our visibility and outlook are very good. Let’s now turn back to revenue and earnings. Our core project business performed well in the quarter, with revenue up 11%. As we regularly highlight, projects are the core growth driver, but we are also focused on building our higher margin, recurring revenue sources. Specifically, over the long term we want to drive more revenue from operations and maintenance and energy sales. Especially in 2016, building the portfolio of energy-producing assets is another focus area of our four-point strategy. Both Energy sales and O&M saw a double digit increase on a year to date basis. What is important is that these revenue streams are meaningful contributors to our profitability. In fact, those two lines of business generally contribute over half of our earnings.

In that regard, at this time market trends are in our favor. The project work we are pursuing usually includes an increasing amount of renewable energy as part of a comprehensive solution. So we are installing more solar, and we are developing assets to sell power under long-term contracts to credit-worthy customers. We placed 5.2 MW of solar into service in the quarter, and invested another $16 million in energy-producing assets. John will provide more details on our operating asset portfolio.

In addition to the assets we are developing to own and operate, we are continuing to see the integration of distributed generation into our core projects. Especially in Federal, the bids are now what we call “fence to fence”. Not only do they want us to provide solutions to reduce power usage, they want a renewable energy supply and better reliability via storage, load shedding and cogeneration. This is driving up the average size of projects we are pursuing, and winning.

Other end-markets are equally interested in distributed generation. We have done a number of projects in Massachusetts, installed solar for the Minneapolis-St Paul Airport and Knox County Tennessee municipal buildings and schools, and are working on installations for hospitals and community solar gardens across the country.

At this point, I want to address innovation, because it is such an important driver of our industry leadership. All across the U.S., customers are choosing Ameresco for not only traditional energy solutions. We are also chosen for our innovative offerings and proven expertise in solar power, landfill gas, water reclamation, LED street lighting, smart metering, intelligent micro-grids, battery storage, and central plant optimization.

LED street lighting is blossoming as a market opportunity. We have meaningful expertise in this type of project from working on LED street light upgrades in Washington state, Arizona, and others. The value to the customer of these upgrades is easy to quantify, and we are detecting growing interest around the country. To more effectively pursue this opportunity we have created a national LED business development position and appointed one of our leaders from the Washington state project. We believe this will result in a more focused and coordinated effort to win these opportunities.

We are also doing far more in water, which is important since sustainable use of resources extends beyond just energy. We are currently working on several water reclamation and waste water treatment projects across the nation. Water reclamation and conservation is more often included as part of our comprehensive solutions, such as the Deep Retrofit project in DC that I mentioned earlier.

These examples clearly demonstrate the basis of our industry leadership. We are a resource efficiency company that is a true sustainability partner for our customers.

Now, let me turn the call over to John to provide more details about our financial results and guidance.

John?

John Granara - CFO
Thank you, George, and good morning, everyone. As we get started with the financials, please note that, unless otherwise stated, all the amounts I reference relate to Q2 2016, and the comparisons are for the year-over-year changes. In reviewing results, our prepared remarks on our website offer both lines of business and our traditional segment reporting. This will keep the time series comparable for you.

Total revenues of $162.6 million were up 6.6%. Solid growth in revenue was due primarily to Federal. The total revenue performance matched our expectation that Canada and integrated PV would be flat and down, respectively. Optimizing Canada and other under-performing business units is one of the four strategies we are implementing in 2016.

Gross margin was 19.6%, down from 20.3% last year. The 70 basis point reduction resulted from the timing of revenue recognition in a Federal project, and the timing of sales of solar renewable energy certificates.

SG&A expense was $27.1 million. That amount included $2 million of charges related to the restructuring and reorganization of our Canadian operations. We elected to reserve additional amounts of receivables that we believe may not be collectible due to the restructuring and wind down of certain operations in Canada. Without this reserve, SG&A would have been $25.1 million and 15.4% of revenue, lower than last year on both a dollar and percent of revenue basis.

As a result of the additional charge in the quarter, we are revising our estimate of restructuring charges in Canada to $2.5 to $3.5 million for the year. In addition, the restructuring actions related to our enterprise energy management software business are substantially complete, with that group integrated into our core business.

Operating income was $4.7 million, which compares to operating income of $5.1 million last year. The decline was due to the slightly lower gross margin and impact of the reserve.

Below the operating line, other expenses were $1.9 million. This includes approximately $1.6 million of interest expenses. Our effective tax rate in the quarter was approximately 27%.

Net income was $2.0 million and earnings per diluted share were $0.04, both essentially flat. Non-GAAP diluted earnings per share were $0.08.

Adjusted EBITDA was $13.2 million, up 15%. Adjusted EBITDA margin in the quarter was 8.1%, compared to 7.5% in the same quarter last year. Keep in mind that we continue to invest meaningfully to expand into and strengthen our presence in new areas of the U.S., especially the west and southwest.

Now let’s turn to our balance sheet. I will describe what happened during the quarter, so all the comparisons are sequential, meaning against figures as of the end of Q1 2016.

Cash and equivalents-- including restricted cash-was $27.7 million, down $569,000.

Accounts receivable, including retainage, increased by $10 million to $102.4 million.

Project assets were up net $8.8 million to $256.6 million. We invested $16 million of capex into projects that we plan to own and operate.

As George mentioned, we placed 5.2MW of solar assets in service during the quarter adding to our portfolio of distributed generation assets. That revenue is recurring and high margin, and creates a great foundation for the company. As of the end of the quarter, we have 162 MWe of assets in operation, consisting of approximately 122 MWe of landfill gas plants and approximately 40 MW of solar assets. The majority of the portfolio is backed by long term PPA contracts with credit worthy off-takers. This provides high visibility of revenue and earnings for many years. The weighted average remaining term for our solar PPAs is nearly 22 years, while the non-solar PPAs are just over 13.5 years. Only 5.75 MWe of assets are operated on a merchant basis.

Consolidated debt of $119.7 million was up $14.9 million. The increase was due to draws on the line of credit that we use to fund assets in development and construction. The line is used before we close on permanent financing, which normally occurs after the assets are placed into commercial operation. Non-recourse project debt is $96 million, representing most of our total debt.

During the quarter, we repurchased 418,000 shares of common stock for $1.95 million. We have approximately $8 million dollars still authorized in this program.

At the halfway point of the year, our solid results underpin our continued confidence in our annual guidance. For the full year, we continue to expect revenues to be in the range of $645 to $680 million.

This outlook reflects growth in our core project business, coupled with solid growth in energy sales. We continue to expect Canada to be at least flat, and integrated PV revenue to be down approximately $10 million for the year.

We expect gross margin in the range of 19%-20%, and operating expenses to be around 15.5% to 16.5% of revenue. We expect EPS in the range of 25 to 30 cents, and adjusted EBITDA to be in the range of $51 to $57 million.

For the third quarter of 2016, we expect revenues to be within the range of $170 to $180 million, and EPS in the range of 9 to 13 cents. This revenue guidance reflects the fact that some revenue we expected in Q3 was recognized in Q2. Despite the shift in revenue, we expect to improve our profitability in Q3.

Finally, the guidance we provided excludes the impact of any non-controlling interest activity and any additional charges related to the SunEdison bankruptcy or our restructuring activities.

Closing Remarks - Mr. Sakellaris

To summarize, I want to relate our results back to the four growth strategies we presented at the beginning of the year. Our results show clearly that we are executing the strategy and driving progress.

The first strategic element was investing to accelerate our pipeline. You can see the results in our backlog growth. We are starting to see substantial rates of growth in new awards and contracts.

The second element was growth in under-represented areas in the U.S., especially California and Texas. You can see the results here by considering our new award performance in the Southwest, where the backlog grew 17%. We intend to further accelerate growth in that region, and have hired leadership and staff to drive it.

The third strategy is to continue to build our higher margin recurring revenue streams, specifically energy-producing assets and operations and maintenance. We placed 5.2 MW of solar into service in the quarter, invested $16 million in renewable energy, and grew our O&M revenue. We believe these numbers will continue to grow.

The final strategic element was to optimize under-performing business units. We are well along in Canada, and the software business is now fully integrated into our project selling effort.

Before we end, I want to thank our employees for their hard work and dedication in providing industry-leading services to our customers. I also want to thank our customers for choosing Ameresco as their trusted sustainability partner.

With that we’ll close the call. Thank you for your attention and interest. We will look forward to updating you on our progress again in November.

Performance by Segment (in thousands):
	Three Months Ended		Six Months Ended
	Revenues	Adjusted EBITDA	Revenues	Adjusted EBITDA(1)
June 30, 2016
U.S. Regions	$70,583	$4,760	$112,204	$5,110
U.S. Federal	43,099	5,605	81,768	12,624
Canada	13,198	767	28,005	1,160
Small-Scale Infrastructure	19,060	7,343	39,753	14,770
All Other	16,688	798	34,674	787
Unallocated corporate activity	—	(6,083)	—	(12,819)
Total Consolidated	$162,628	$13,190	$296,404	$21,632
June 30, 2015
U.S. Regions	$71,595	$6,381	$118,028	$8,546
U.S. Federal	30,437	5,346	54,580	8,975
Canada	13,836	(10)	24,732	(430)
Small-Scale Infrastructure	16,319	6,734	29,922	11,477
All Other	20,302	(953)	40,660	(841)
Unallocated corporate activity	—	(6,002)	—	(11,080)
Total Consolidated	$152,489	$11,496	$267,922	$16,647

Line of Business Revenues By Segment for the three months ended June 30 (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2016
Revenues:
Project(1)	$66,004	$32,466	$10,564	$4,081	$471	$113,586
Operating Assets(2)	—	1,293	824	13,503	306	15,926
O&M(3)	4,208	9,340	159	1,129	—	14,836
Integrated-PV(4)	—	—	—	—	7,128	7,128
Other Services	371	—	1,651	347	8,783	11,152
Total Revenues	$70,583	$43,099	$13,198	$19,060	$16,688	$162,628
2015
Revenues:						—
Project(1)	$66,923	$20,541	$11,331	$1,311	$2,013	$102,119
Operating Assets(2)	—	—	833	13,856	—	14,689
O&M(3)	4,422	9,876	144	718	6	15,166
Integrated-PV(4)	—	—	—	—	9,925	9,925
Other Services	249	20	1,529	434	8,358	10,590
Total Revenues	$71,594	$30,437	$13,837	$16,319	$20,302	$152,489

Line of Business Revenues By Segment for the six months ended June 30 (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2016
Revenues:
Project(1)	$103,165	$59,267	$23,382	$10,108	$2,766	$198,688
Operating Assets(2)	—	1,905	1,117	26,935	612	30,569
O&M(3)	8,569	20,596	315	2,057	—	31,537
Integrated-PV(4)	—	—	—	—	14,487	14,487
Other Services	470	—	3,191	653	16,809	21,123
Total Revenues	$112,204	$81,768	$28,005	$39,753	$34,674	$296,404
2015
Revenues:						—
Project(1)	$108,951	$36,063	$20,315	$1,961	$3,469	$170,759
Operating Assets(2)	—	—	1,072	26,040	—	27,112
O&M(3)	8,511	18,497	298	1,401	6	28,713
Integrated-PV(4)	—	—	—	—	20,758	20,758
Other Services	566	20	3,047	520	16,427	20,580
Total Revenues	$118,028	$54,580	$24,732	$29,922	$40,660	$267,922
(1) Project revenues consists of services related to the design, engineering and installation of, and the arranging of financing for, equipment and other measures to improve the efficiency and control the operation of a facility’s energy infrastructure. Project revenues also include the construction for customers of small-scale plants that produce electricity, gas, heat or cooling from renewable sources of energy.
(2) Operating Assets revenues includes the sale of electricity, processed LFG, heat or cooling from plants that the Company owns.
(3) O&M revenues includes operations and maintenance services for customers as well as measurement and verification services related to our ESPCs.
(4) Integrated-PV revenues includes the sale of solar PV energy products and systems.

Operating Asset Metrics (in thousands, except megawatt equivalents ("MWe"))
	Three Months Ended and As Of June 30,		Six Months Ended and As Of June 30,
	2016	2015	2016	2015
Operating Assets:
Assets in Development	$157,000	$152,400	$157,000	$152,400
Assets in Development (MWe)	65.5	70.6	65.5	70.6
Total Assets in Operation (MWe)	162.0	133.5	162.0	133.5
Revenues	$15,926	$14,689	$30,569	$27,112
Adjusted EBITDA	$8,213	$7,526	$15,409	$13,016

GAAP to Non-GAAP Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Net income (loss) attributable to Ameresco, Inc.	$1,994	$1,991	$3,048	$(2,197)
Impact of redeemable non-controlling interest	106	—	(244)	—
Plus: Income tax provision (benefit)	766	1,746	1,007	(1,156)
Plus: Other expenses, net	1,850	1,347	2,693	4,009
Depreciation and amortization of intangible assets	6,023	5,755	11,942	11,495
Stock-based compensation	391	453	758	971
Restructuring charges	2,060	204	2,428	372
Non-Core Canada project loss	—	—	—	3,153
Adjusted EBITDA	$13,190	$11,496	$21,632	$16,647
Adjusted EBITDA margin	8.1%	7.5%	7.3%	6.2%

Non-GAAP net income and EPS:
Net income attributable to Ameresco, Inc.	$1,994	$1,991	$3,048	$(2,197)
Impact of redeemable non-controlling interest	106	—	(244)	—
Plus: Restructuring charges	2,060	204	2,428	372
Plus: Non-Core Canada project loss	—	—	—	3,153
Plus: Income Tax effect of non-GAAP adjustments	(282)	(194)	(166)	(123)
Non-GAAP net income	$3,878	$2,001	$5,066	$1,205
Diluted net income per common share	$0.04	$0.04	$0.07	$(0.05)
Effect of adjustments to net income	0.04	—	0.04	0.08
Non-GAAP EPS	$0.08	$0.04	$0.11	$0.03
Weighted average common shares outstanding - diluted	46,793,350	47,385,412	46,730,805	46,450,877

Adjusted cash from operations:
Cash flows from operating activities	$(24,653)	$(14,877)	$(39,722)	$(36,960)
Plus: proceeds from Federal ESPC projects	22,374	22,855	38,759	40,870
Adjusted cash from operations	$(2,279)	$7,978	$(963)	$3,910

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2016
	Low	High
Operating income	$21,750	$24,500
Depreciation and amortization of intangible assets	25,000	27,000
Stock-based compensation	2,000	2,000
Restructuring	2,500	3,500
Adjusted EBITDA	$51,250	$57,000
Adjusted EBITDA margin	7.0%	7.5%
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.
Our management uses adjusted EBITDA and EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

During the first quarter of 2016, we changed our calculation and presentation of adjusted EBITDA in order to exclude certain items that we do not consider indicative of our core operating performance, including restructuring charges and losses related to a significant non-core project in Canada. Adjusted EBITDA and adjusted EBITDA margin for the prior periods have been recalculated to be presented on a comparable basis.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, loss related to a significant non-core project in Canada and impact from redeemable non-controlling interest. We consider non-GAAP net income and non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.